FOR IMMEDIATE RELEASE

Infinium Labs Spotlighted with “Featured Company” Profile and
Executive Interview at CEOcast.com

Sarasota, Fla. - August 4, 2005 - Infinium Labs, Inc. (OTC BB: IFLB) today announced that it is the subject of a “Featured Company” profile and its President and Chief Operating Officer, Kevin Bachus, is featured in an online interview on the Web site of CEOcast.com. Mr. Bachus discusses the vision for the Phantom Game Service®, the videogame industry’s first end-to-end on-demand delivery service. The profile and interview are available at www.ceocast.com.

During his interview, Mr. Bachus discusses:

•	The background of Infinium Labs and its goals for the Phantom Game Service;

•	The revenue opportunities available to the company upon the release of the Phantom Game Service;

•	The role of strategic partners in bringing the Phantom Game Service to market, and;

•	Lessons learned from his role as a creator of Microsoft's Xbox Gaming System.

About CEOcast

CEOcast is the premier source of original and syndicated streaming broadcast interviews of Chief Executive Officers at public and private news-making companies. Organized by industry, its analysts average over 15 years experience covering and evaluating Wall Street's leading companies. CEOcast's programming is distributed to millions of on-line investors at over 700 financial web sites as well as to more than 20,000 portfolio managers, buy-side analysts and traders at more than 3,300 North American institutions. Content is also disseminated to over 7,000 investment research professionals representing over 425 institutions. All content is copyrighted to protect our licensing partners. For more information, please visit www.ceocast.com.

About Infinium Labs

Based in Sarasota, Fla., Infinium Labs (OTC BB: IFLB) is in development of The Phantom Game Service, the first end-to-end, on-demand game service. Delivered over broadband, the Phantom Game Service will offer casual and avid gamers a broad library of titles, available anytime, day or night, from the comfort of their living room. Infinium Labs is led by a management team with extensive experience in interactive media, entertainment, broadband services, technology and video games. For more information, please visit www.phantom.net.

Safe Harbor Statement
Certain statements included in this press release may constitute forward-looking statements. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: the development of the Infinium Labs technology, the successful marketing and distribution of the Phantom Game Service, acceptance by the market of Infinium Labs, products and technology, competition and timing of projects and trends in the gaming industry, as well as other factors expressed from time to time in filings Infinium Labs will make with the Securities and Exchange Commission (the “SEC”). As a result, this press release should be read in conjunction with periodic filings Infinium Labs makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and Infinium Labs undertakes no obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Contact for Infinium Labs:
James Roberts
(941) 556-8004
jroberts@phantom.net

Infinium Labs, Inc. 2033 Main Street Suite 309 Sarasota, FL 34237 Email. info@infiniumlabs.com www.infiniumlabs.com www.phantom.net